Exhibit 10.1

ALTERNATIVE RELEASE AND AMENDMENT TO SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Alternative Release and Amendment to Severance and Change in Control Agreement (“Release”) is entered into by Mark Fisher (“Executive”) and Univar Solutions, Inc. (the “Company”) with respect to the termination of the employment relationship between Executive and the “Company.

1.

Executive’s last day of employment with the Company shall be August 7, 2020 (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2.

Executive has been provided all compensation and benefits earned Executive by virtue of employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation and excluding the amount payable to Executive under the Severance and Change in Control Agreement dated November 19, 2018 between Executive and the Company (“CIC Agreement”).

3.

In exchange for Executive’s agreement to amend and modify the CIC Agreement by extending the period of time during which he is subject to noncompetition and non-solicitation requirements, as set forth in the attached Exhibit (the terms of which are expressly made an integral part of this Release), the Company is paying Executive additional severance, over and above what is required under the CIC Agreement, as follows, in each case subject to Executive’s continued compliance with this Release and the attached Exhibit:

a.

In addition to the severance payment described in the CIC Agreement, the Company shall pay to Executive, in a lump sum payment not later than sixty (60) days following the Termination Date, an amount equal to $225,000, which is the approximate market value of Executive’s unvested restricted stock units as of the Termination Date that would have vested on or before December 31, 2021 if Executive had remained a Company employee through that date.

b.

In addition to the severance payment described in the CIC Agreement, at the same time that other participants are paid their bonuses, if any, under the 2020 bonus program, the Company shall pay to Executive a pro rata bonus for the 2020 calendar year based upon the actual level of goal achievement and the number of full months Executive was employed by the Company in 2020.

c.

Medical and dental coverage continuation for up to eighteen (18) months following the Termination Date at the same rate paid by active employees, provided that Employee currently has medical and dental coverage with the Company and executes the proper COBRA paperwork. The Company may modify its obligation under this paragraph 3(c) to the extent reasonably necessary (and to the minimum extent necessary) to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended.

d.	Outplacement benefits through an agency of the Company’s choice, for up to 12 month(s) following the Termination Date.

To the extent that reimbursements or other in-kind benefits under this Release constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In addition, for purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Release shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Release specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.

As consideration for the obligations undertaken by the Company pursuant to the CIC Agreement and as set forth herein, Executive hereby releases the Company and its affiliates, and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the CIC Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), Fair Labor Standards Act, the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release or the CIC Agreement (as amended by this Release), claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law.

5.

Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

6.

Executive represents and warrants that Executive has turned over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company.

7.	Executive specifically agrees as follows:

a.	Executive has carefully read this Release and understands it;

b.	Executive is knowingly and voluntarily entering into this Release;

c.

Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d.	Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e.	Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f.

Executive understands he has a period of twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g.

If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void. The effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h.

Executive may accept this Release before the expiration of the twenty-one (21) days, but not before the Termination Date, in which case Executive shall waive the remainder of the 21-day waiting period.

8.

Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the CIC Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation as set forth on the attached Exhibit.

9.

Section 4 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

10.

The terms of this Release and the attached Exhibit are different from those in the CIC Agreement. However, except to the extent that the CIC Agreement is modified and amended by this Release, the terms of the CIC Agreement shall remain in full force and effect so long as there is no direct conflict between the terms of the CIC Agreement and this Release. The parties expressly agree and acknowledge that to the extent there is a conflict between this Release, including the Exhibit, and the form of Release and Exhibit B attached to the CIC Agreement, this Release, including the Exhibit, shall supersede and prevail.

11.	This Release shall be interpreted pursuant to Illinois law without regard to conflicts of law principles.

EXECUTIVE:
/s/ Mark Fisher
August 5, 2020

COMPANY:

/s/ David C. Jukes
President and Chief Executive Officer
August 5, 2020

EXHIBIT

to

ALTERNATIVE RELEASE AND AMENDMENT TO SEVERANCE AND CHANGE IN CONTROL AGREEMENT

In accordance with Section 19 of the Severance and Change in Control Agreement entered into between the Executive and the Company on November 19, 2018 (the “CIC Agreement”), the CIC Agreement is hereby amended as follows:

During Executive’s employment with Univar1, and for a period expiring twenty-four (24) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the Restricted Geographic Area (defined below), directly or indirectly:

1.

solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar or any of its Affiliates to alter or discontinue his or her relationship with Univar or its Affiliates. This shall not bar any employee of Univar or its Affiliates from applying for or accepting employment with any person or entity;

2.

solicit from any person or entity that was a customer of Univar or any of its Affiliates during the last two (2) years of Executive’s employment with Univar, any business of a type or nature similar to the business that Univar or any of its Affiliates offered to such customer, if the customer was a person or entity to which the Executive and/or one or more employees or business units supervised, managed or directed by Executive sold products or services on behalf of Univar or its Affiliates during the eighteen (18) month period immediately preceding the last date of Executive’s employment with Univar;

3.	solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar or any of its Affiliates to discontinue its relationship with Univar or its Affiliates;

4.

solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar or its Affiliates, if the customer was a person or entity to which the Executive and/or one or more employees or business units supervised, managed or directed by Executive sold products or services on behalf of Univar or its Affiliates during the eighteen (18) month period immediately preceding the last date of Executive’s employment with Univar; or

5.

engage in or participate in any of the following businesses, directly or indirectly, whether as an employer, officer, director, owner, stockholder, employee, partner, joint venturer or consultant, where Executive’s duties shall involve any level of strategic input: (a) chemical or ingredients distribution, or (b) waste remediation. This provision shall not bar Executive from performing clerical, menial or manual labor for any such business.

[1]	For the avoidance of doubt, as used herein “Univar” refers to Univar Solutions Inc.

For purposes of this Exhibit, the “Restricted Geographic Area” shall mean the United States and Canada.

So long as Executive does not otherwise violate any of the provisions of this Exhibit set forth above, nothing in this Exhibit limits Executive’s ability to:

a.	hire an employee of Univar or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment; or

b.	own not more than 5% of the equity of a publicly traded entity.

The parties agree that the provisions of this Exhibit do not impose an undue hardship on Executive and are not injurious to the public, and that Executive will be able to find meaningful employment without violating any of the provisions set forth in this Exhibit. These provisions are necessary to protect the business of Univar and its Affiliates. Because the nature of Executive’s responsibilities with Univar under this Agreement provide Executive with access to Confidential Information and Trade Secrets that are valuable and confidential to Univar and its Affiliates, Univar would not employ Executive if Executive did not agree to the provisions of this Exhibit. The provisions of this Exhibit contain reasonable restrictions of scope and duration and Executive received adequate consideration to agree to them. If a court or other tribunal determines that any provision of this Section 7 is unreasonably broad or extensive, Executive agrees that such court should narrow that provision only to the extent necessary to make it reasonable and enforceable as narrowed.

This Exhibit supplements and does not replace any other obligations the Executive may have with regard to the subject matter herein.